Exhibit 99

Texas Instruments Wireless Manager Gilles Delfassy to Retire

Company Promotes Greg Delagi, TI DSP Leader, to Head Unit

DALLAS (January 19, 2007) - Texas Instruments (TI) (NYSE: TXN) today announced that Gilles Delfassy, senior vice president and head of TI’s wireless terminals unit, plans to retire after 28 years with the company. Effective immediately, TI has promoted Greg Delagi to senior vice president and leader of the operation, which develops semiconductors for cell phones.

Delfassy, 51, has been at the helm of the company’s successful wireless terminals unit since its inception in 1995, growing it into a multibillion dollar operation. Under his guidance, TI became the world’s leading supplier of semiconductors for wireless handsets. Delfassy has been a global champion of mobile communications. He and his team introduced a new single-chip cell phone technology called “LoCosto”, which is bringing affordable cell phones for the first time to people in emerging economies such as China, India and Africa. Among the other accomplishments under his leadership was the development of TI’s OMAPTM platform, which enables multimedia on cell phones thereby broadening wireless capability beyond voice.

“Gilles built an outstanding operation, one that not only transformed TI, but changed the way the world communicates. He leaves a legacy of innovation and growth,” said Rich Templeton, TI’s president and CEO.

Delagi, 43, is a 22-year TI veteran who for the past 10 years has led development and commercialization of digital signal processors (DSPs), one of the company’s core semiconductor technologies and a critical component in the company’s wireless product line. He presided over the successful launch of the industry’s first 1-gigahertz DSP and the new DaVinciTM family of hardware and software for video applications. More recently, he added responsibility for several of the company’s systems businesses, creating system-on-chip solutions that encompassed both analog and digital components. Since the late 1990s, he has led TI’s effort in semiconductors for wireless basestations, working with customers and operators as his team built the industry’s top position in this market.

“Greg is a proven leader, able to define and execute successful strategies for both standard and custom markets. He cares intensely about our customers and shares a passion for how mobile communications can impact lifestyles and commerce,” Templeton said.

Delfassy and Delagi will work together over the next six months to ensure an orderly transition for customers, suppliers and employees.

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About Texas Instruments:

Texas Instruments Incorporated provides innovative DSP and analog technologies to meet our customers’ real world signal processing requirements. In addition to Semiconductor, the company includes the Education Technology business. TI is headquartered in Dallas, Texas, and has manufacturing, design or sales operations in more than 25 countries.

Texas Instruments is traded on the New York Stock Exchange under the symbol TXN. More information is located on the World Wide Web at www.ti.com.

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